EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 26, 2007—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three and nine months ended September 30, 2007.

Net income for the three months ended September 30, 2007 decreased to $1.748 million, or $.36 per share-basic and diluted, from $2.125 million, or $.42 per share-basic and diluted for the same quarter in 2006. Net interest income for the third quarter of 2007, after the provision for loan losses for the quarter, was $4.981 million, approximately 16.3% lower than the same period in 2006, in part due to the higher deposit costs and a larger provision for loan losses. The provision for loan losses for the three months ended September 30, 2007 was $396 thousand compared to the negative provision of $111 thousand for the same period in 2006. The net interest margin decreased to 4.39% in the third quarter of 2007 from 4.55% in the same period in 2006 primarily because of a rise in the costs of interest bearing deposits. Non-interest income increased in the third quarter of 2007 by approximately $442 thousand, or 27.9%, while non-interest expenses increased $238 thousand, or 5.1%, compared to the same period in 2006.

Net income for the nine months ended September 30, 2007 decreased 10.8% to $5.498 million, or $1.12 per share-basic and $1.10 per share-diluted, from the $6.161 million, $1.23 per share basic and $1.21 per share diluted for the nine months ended September 30, 2006. Net interest income for the nine months ended September 30, 2007, after the provision for loan losses, decreased 11.3% to $15.715 million from $17.717 million in the same period in 2006. Net interest margin decreased to 4.34% in 2007 from 4.52% in 2006. The provision for loan losses for the nine months ended September 30, 2007 was $553 thousand compared to the negative provision of $303 thousand in 2006. Non-interest income increased $925 thousand, or 19.9%, and non-interest expense increased $132 thousand, or .9%, for the nine months ended September 30, 2007 when compared to 2006.

Total assets as of September 30, 2007 increased $33.369 million, or 5.5%, when compared to December 31, 2006. Deposits increased $6.105 million, or 1.3%, over the same period. Loans, net of unearned income, during this period decreased $17.590 million, or 4.7%, due to softening loan demand. Non-performing assets decreased by $528 thousand to $5.164 million at September 30, 2007 compared to December 31, 2006 because of a decrease in non-accrual loans.

During the first three quarters of 2007, the Company paid dividends totaling $0.54 per share. This represents an increase of 5.9% over the dividends paid in the first three quarters of 2006.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in nine counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Interest income and fees	$9,619	$9,265	$28,624	$27,087
Interest expense	4,242	3,425	12,356	9,673

Net interest income	5,377	5,840	16,268	17,414
Provision for loan losses	396	(111)	553	(303)

Net interest income after provision for loan losses	4,981	5,951	15,715	17,717
Non-interest income	2,024	1,582	5,571	4,646
Non-interest expense	4,895	4,657	14,156	14,024

Net income before taxes	2,110	2,876	7,130	8,339
Income taxes	362	751	1,632	2,178

Net income	$1,748	$2,125	$5,498	$6,161

Earnings per share-basic	$0.36	$0.42	$1.12	$1.23

Earnings per share-diluted	$0.36	$0.42	$1.10	$1.21

Average shares outstanding-basic	4,870,737	5,019,213	4,930,961	5,014,919
Average shares outstanding-diluted	4,919,938	5,077,414	4,983,478	5,081,634

			As of September 30, 2007	As of December 31, 2006
Balance Sheet Data:
Total assets			$641,544	$608,175
Total earning assets			575,644	539,635
Loans, net of unearned income			355,403	372,993
Allowance for loan losses			3,748	3,712
Total deposits			477,952	471,847
Long-term borrowings			49,400	59,400
Shareholders’ equity			66,384	69,665
Book value per share			$13.64	$13.88
Dividends paid per share			$0.54	$0.69

Average Balance Sheet Data:
Total assets			$635,794	$604,137
Total earning assets			572,250	537,891
Loans, net of unearned income			356,719	373,729
Total deposits			483,282	469,460
Long-term borrowings			79,506	59,608
Shareholders’ equity			67,372	66,665

Non-performing assets:
Non-accrual loans			1,004	1,629
Loans 90+ days past due			1,375	1,355
Other real estate owned			2,785	2,708

Net charge-offs as a percentage of average net loans			0.15%	0.13%

Performance Ratios:
Return on average assets			1.15%	1.39%
Return on average equity			10.88%	12.59%

Net interest margin (tax equivalent)			4.34%	4.55%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com